EXHIBIT 99.1
May 15, 2009
PRIME GROUP REALTY TRUST REPORTS FIRST QUARTER 2009 RESULTS
CHICAGO, Illinois. May 15, 2009 — Prime Group Realty Trust (NYSE: PGEPRB) (the “Company”) announced its results today for the first quarter ended March 31, 2009. Net loss attributable to common shareholders was $4.5 million or $19.01 per share for the first quarter of 2009, as compared to a net loss attributable to common shareholders of $48.2 million or $203.86 per share reported for the first quarter of 2008. Excluding the non-cash allocation of losses from the June 2007 investment in a membership interest in an entity that owns extended-stay hotel properties, first quarter 2008 net income attributable to common shareholders would have been $12.1 million or $51.36 per share.
Revenue for the first quarter of 2009 was $19.8 million, a decrease of $2.3 million from first quarter 2008 revenue of $22.0 million. This decrease was primarily due to reduced rental income as a result of lower occupancy in our portfolio and reduced tenant reimbursement income as a result of the sale of the partially occupied floors 2 through 13 at our 330 N. Wabash Avenue property in March 2008.
The results of the Company’s operations compared to the first quarter of 2008 were also affected by:
•
a $60.4 million decrease in the non-cash allocation of losses from investments in unconsolidated joint ventures, primarily due to the investment in the entity that owns extended-stay hotel properties, and

•	a $37.2 million decrease in allocations of income/loss attributable to noncontrolling interest (previously referred to as minority interest), and the foregoing variances were partially offset by the following transactions:
•
a $39.2 million decrease in gain on sale of real estate and joint venture interests due to the sale of our joint venture interest in The United Building, and the sale of Floors 2 through 13 of our 330 N. Wabash Avenue property during the first quarter of 2008, and

•	a $14.2 million decrease in recovery of distributions and losses to noncontrolling interest.
On January 7, 2009, our Board declared a quarterly dividend on our Series B Cumulative Redeemable Preferred Shares (“Series B Shares”) of $0.5625 per share for the fourth quarter of 2008 dividend period. The quarterly dividend had a record date of January 19, 2009, and was paid on January 30, 2009. In April 2009, we announced that our Board decided not to declare a quarterly dividend on our Series B Shares for the first quarter of 2009, and that the Board is unable to determine when the Company will recommence dividends on the Series B Shares. We also announced that the Board is in the process of considering various financing and other capitalization alternatives for the Company.
The Board’s decision was based on the Company’s current capital resources and liquidity needs and the overall negative state of the economy and capital markets. The Board intends to review the suspension of the Series B Shares dividends periodically based on the Board’s ongoing review of the Company’s financial results, capital resources and liquidity needs, and the condition of the economy and capital markets. The Company can give no assurances that dividends on the Company’s Series B Shares will be resumed, or that any financing or other capitalization alternatives will be satisfactorily concluded.

Effective May 4, 2009, the Company moved its corporate headquarters from 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601 to 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611. Our general phone number of 312-917-1300 remains unchanged, as well as individual e-mail addresses and phone and facsimile numbers.
About Prime Group Realty Trust
Owned by one of the largest private real estate owners in the country, The Lightstone Group, Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) which owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company currently owns 9 office properties containing an aggregate of 3.5 million net rentable square feet, a joint venture interest in one office property comprised of approximately 101,000 net rentable square feet and a membership interest in an unconsolidated entity which owns mid-priced extended-stay hotels with approximately 76,000 rooms located in 44 states and Canada. The Company leases and manages approximately 3.5 million square feet comprising all of its wholly-owned properties. In addition, the Company is also the managing agent for the approximately 1.5 million square foot Citadel Center office building located at 131 South Dearborn Street in Chicago, Illinois. For more information about Prime Group Realty Trust, contact the company’s Chicago headquarters at (312) 917-1300 or visit its website at www.pgrt.com.
About the Lightstone Group
The Lightstone Group is one of the country’s largest privately held real estate companies with interests in residential, office, retail, hospitality, and industrial real estate assets. The company, principally through its related operating entities, Beacon Management, Prime Retail, Extended Stay Hotels, and Prime Group Realty Trust, owns a diversified portfolio of over 680 hotels, 22,000 multifamily units and approximately 20 million square feet of office, industrial and retail properties in 46 states, the District of Columbia, Canada and Puerto Rico. Employing approximately 14,000 staff and professionals, The Lightstone Group maintains its corporate headquarters in New York with regional offices in New Jersey, Maryland, Illinois and South Carolina. For more information on The Lightstone Group, call 800-347-4078 or visit www.lightstonegroup.com.
Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words, “believes,” “expects,” “anticipates,” “estimates,” and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

Contact:
Jeffrey A. Patterson	Paul G. Del Vecchio
President and Chief Executive Officer	Executive Vice President—Capital Markets
312/917-1300	312/917-1300

PRIME GROUP REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share amounts)

	Three months ended
	March 31
	2009	2008
Revenue:
Rental	$10,144	$11,271
Tenant reimbursements	7,963	8,930
Other property revenues	1,395	1,590
Services Company revenue	272	235

Total revenue	19,774	22,026

Expenses:
Property operations	6,877	8,224
Real estate taxes	4,249	4,738
Depreciation and amortization	8,987	6,688
General and administrative	2,255	1,597
Services Company operations	304	334

Total expenses	22,672	21,581

Operating (loss) income	(2,898)	445
Interest and other income	5,038	923
Income (loss) from investments in unconsolidated joint ventures	31	(60,354)
Interest:
Expense	(7,899)	(9,271)
Amortization of deferred financing costs	(2,756)	(239)
Recovery of distributions and losses to noncontrolling interest in excess of basis	—	14,222
Gain on sales of real estate and joint venture interests	—	39,194

Loss from continuing operations	(8,484)	(15,080)
Discontinued operations	(42)	22

Net loss	(8,526)	(15,058)
Net loss (income) attributable to noncontrolling interest	6,280	(30,901)

Net loss attributable to Prime Group Realty Trust	(2,246)	(45,959)
Net income allocated to preferred shareholders	(2,250)	(2,250)

Net loss attributable to common shareholders	$(4,496)	$(48,209)

Basic and diluted earnings attributable to common shareholders per common share:
Loss from continuing operations	$(19.01)	$(203.86)
Discontinued operations	—	—

Net loss attributable to common shareholders per common share — basic and diluted	$(19.01)	$(203.86)

PRIME GROUP REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)
(Unaudited)

	March 31	December 31
Assets	2009	2008
Real estate:
Land	$81,865	$81,865
Building and improvements	333,942	334,280
Tenant improvements	57,918	57,799
Furniture, fixtures and equipment	1,159	1,159

	474,884	475,103
Accumulated depreciation	(68,119)	(61,651)

	406,765	413,452
In—place lease value, net	8,564	10,445
Above—market lease value, net	10,314	11,901

	425,643	435,798

Investments in unconsolidated joint ventures	—	6
Cash and cash equivalents	14,134	15,419
Receivables, net of allowance for doubtful accounts of $944 and $846 at March 31, 2009 and December 31, 2008, respectively:
Tenant	1,531	1,388
Deferred rent	13,423	13,072
Other	645	1,043
Restricted cash escrows	32,912	37,254
Deferred costs, net	15,509	16,859
Other	546	819

Total assets	$504,343	$521,658

Liabilities and Equity (Deficit)
Mortgage notes payable	$445,672	$447,871
Accrued interest payable	3,619	2,945
Accrued real estate taxes	17,852	18,244
Accrued tenant improvement allowances	5,309	6,884
Accrued environmental remediation liabilities	7,583	7,839
Accounts payable and accrued expenses	9,109	9,409
Liabilities for leases assumed	3,266	3,279
Below—market lease value, net	4,787	5,450
Other	8,234	13,769

Total liabilities	505,431	515,690

Commitments and contingencies

Shareholders’ equity:
Preferred Shares, $0.01 par value; 30,000,000 shares authorized:
Series B — Cumulative Redeemable Preferred Shares, 4,000,000 shares designated, issued and outstanding	40	40
Common Shares, $0.01 par value; 100,000,000 shares authorized; 236,483 shares issued and outstanding	2	2
Additional paid—in capital	164,016	159,946
Retained deficit	(158,866)	(154,020)

Total equity — Prime Group Realty Trust	5,192	5,968
Noncontrolling interest	(6,280)	—

Total equity (deficit)	(1,088)	5,968

Total liabilities and equity	$504,343	$521,658